UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 30, 2009

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA 31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

License Agreement with Abbott Molecular Inc.

On January 30, 2009, Health Discovery Corporation (the “Company”) entered into a License Agreement (the “Abbott License Agreement”) with Abbott Molecular Inc. (“Abbott”). Capitalized terms used in this section and not otherwise defined shall have the meaning ascribed to them in the Abbott License Agreement.

Pursuant to the Abbott License Agreement, the Company grants to Abbott an exclusive, worldwide, royalty-bearing license, with the right to sublicense, to make, have made, use, sell and import Licensed Products, which includes finished products used for the detection of the Company’s proprietary prostate cancer biomarkers in both urine and biopsied prostate tissue for differentiating clinically significant prostate cancer from other prostate conditions, and to use Patent Rights and Know-How covering the prostate cancer biomarkers.  The Company also grants to Abbott a co-exclusive, worldwide, royalty-bearing license for the performance of Laboratory Developed Tests for both urine and biopsied tissue tests, which are comprised of clinical laboratory testing of patient urine and/or prostate biopsy tissue samples to measure the licensed prostate cancer biomarkers.

In consideration of the Company granting the license to Abbott, Abbott will pay to the Company a one-time initial signing fee of $100,000.  In addition, with respect to the Licensed Products, Abbott will also pay milestone payments to the Company upon the achievement of certain events as follows:  $250,000 upon the completion of Phases 1 and 2, as described in the FDA Submission Plan; $250,000 upon completion of Phases 3 and 4, as described in the FDA Submission Plan; $500,000 upon the submission of either a 510(k) or a Pre-Market Approval (“PMA”) submission to the FDA; and $500,000 upon the receipt by Abbott of a written notification by the FDA of the approval of the applicable 510(k) or PMA submission.  The Company will also receive royalty payments as follows:  10% of Abbott’s Net Sales for Licensed Products with medical utility claims solely for use on prostate tissue samples, and 5% of Abbott’s Net Sales for Licensed Products with medical claims solely for use on urine samples.  The Company will also receive royalty payments on the Laboratory Developed Tests as follows:  10% of Abbott’s Net Sales for Laboratory Developed Tests performed on prostate tissue, and 5% of Abbott’s Net Sales for Laboratory Developed Tests performed on urine samples.  In addition to the royalty payments, with respect to urine-based Licensed Products, Abbott will also pay the Company certain amounts upon the achievement of sales milestones as follows:  after the sale of 50,000 tests in a calendar year, a fee of $200,000; after a sale of 200,000 tests in a calendar year, a fee of $750,000; and after the sale of 500,000 tests in a calendar year, a fee of $1,500,000.

Amendment to License Agreement with Clarient, Inc.

The Company amended (the “Amendment”) its License Agreement, dated July 31, 2007, with Clarient, Inc. (“Clarient”) on January 13, 2009.  Capitalized terms used and not otherwise defined in this paragraph are defined in the Amendment.  Pursuant to the terms of the Amendment, Clarient has a non-exclusive license (rather than an exclusive license) to make, use and sell any Licensed Product in the Field of Use within the Licensed Territory with respect to both the commercial reference laboratory field and the academic and research fields.  Clarient no longer has a right of first refusal with respect to additional biomarkers.  If at any time the Company develops and desires to sell, transfer, assign, or license to one or more third parties, any additional biomarkers, the Company may at its sole discretion offer such rights to Clarient.  As a result of modifying Clarient’s exclusive license to a non-exclusive one, Clarient’s royalty rate was reduced from 30% to 10% of the Clarient Net Proceeds received by Clarient or an Affiliate of Clarient with respect to all licensed laboratory tests performed during the term of the License.  The Company may no longer terminate the license granted to Clarient in its entirety if Clarient ceases entirely to have the ability to carry out the Test due to Clarient’s sole fault.

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License Agreement with Quest Diagnostics Incorporated

On January 30, 2009, the Company entered into a License Agreement (the “Quest License Agreement”) with Quest Diagnostics Incorporated (“Quest”). Capitalized terms used in this section and not otherwise defined shall have the meaning ascribed to them in the Quest License Agreement.

Under the terms of the Quest License Agreement, the Company grants to Quest and its Affiliates a non-exclusive license (without the right to grant sublicenses) for the Licensed Technology.  The license allows Quest to make, have made, use and sell any Licensed Uses in the United States for developing a test for and performing clinical laboratory diagnostic testing using gene biomarkers detected in patient urine samples for differentiating clinically significant prostate cancer from other prostate conditions.  Quest will have no instrument manufacturing rights under the license.

In consideration of granting the license to Quest, Quest will pay to the Company a license fee, which is due within thirty days of the execution of the Quest License Agreement, running royalty payments, certain milestone payments, and development fees.

A copy of the Abbott License Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.  A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 10.2.  A copy of the Quest License Agreement is attached to this Current Report on Form 8-K as Exhibit 10.3.  Each of these documents is incorporated by reference in its entirety in this Item 1.01 disclosure.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1        License Agreement between Health Discovery Corporation and Abbott Molecular Inc., dated January 30, 2009.

Exhibit 10.2        Amendment to License Agreement between Health Discovery Corporation and Clarient, Inc., dated January 13, 2009.

Exhibit 10.3        License Agreement between Health Discovery Corporation and Quest Diagnostics Incorporated, dated January 30, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: February 5, 2009	By:	/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill, M.D.
Chief Executive Officer

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